Exhibit 99.1 Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Maxygen Announces Board Decision to Dissolve the Company

—Company expects to make initial liquidating distribution of between $2.45 and $2.50 per share—

SAN MATEO, Calif., June 3, 2013 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company, today announced that its Board of Directors has approved the liquidation and dissolution of the company, subject to shareholder approval, and plans to distribute all available cash to its shareholders after making reasonable provision for known and potential liabilities and other obligations of the company. Maxygen currently estimates that the aggregate amount of the initial liquidating distribution to stockholders will be between $68.2 million and $69.6 million, or between $2.45 to $2.50 per share, based on 27,792,520 shares of common stock outstanding as of May 31, 2013.

Maxygen also announced today that in connection with the Board’s approval of the company’s dissolution, Mr. James Sulat will resign as the Chief Executive Officer and Chief Financial Officer of Maxygen, and as a member of the Board, on June 30, 2013. Maxygen’s Board of Directors has appointed Mr. Isaac Stein, the Executive Chairman of the Board, to act as the company’s Chief Executive Officer and Chief Financial Officer upon Mr. Sulat’s departure.

Plan of Liquidation and Dissolution

Maxygen’s Board of Directors has approved a plan of liquidation and dissolution of the company, which is subject to shareholder approval. Maxygen intends to call a meeting of its shareholders to seek approval of the dissolution and will file proxy materials with the Securities and Exchange Commission as soon as practicable.

“Maxygen’s strategic process has already returned substantial value to the company’s shareholders over the past several years,” said Mr. Stein, Executive Chairman of Maxygen’s Board of Directors. “While the company’s Board and management devoted substantial time and effort in identifying and pursuing additional opportunities to further enhance shareholder value, the Board has now reached the conclusion that it is in the best interest of the company and its shareholders to dissolve the company. Through the estimated liquidating distributions and the company’s prior distributions and stock repurchases, Maxygen will have returned approximately $320 million in cash and property to the company’s shareholders since December 2009. I appreciate the remarkable efforts of our Board and our employees, as well as the support of our shareholders, throughout this process.”

The plan of liquidation and dissolution contemplates an orderly wind down of Maxygen’s business and operations. If Maxygen’s shareholders approve the dissolution, the company intends to file a certificate of dissolution with the Delaware Secretary of State, satisfy or resolve its remaining liabilities and obligations, including but not limited to contingent liabilities and claims, lease obligations, severance for terminated employees, and costs associated with the liquidation and dissolution, and make distributions to its shareholders of cash available for distribution, subject to applicable legal requirements. Upon the filing of the certificate of dissolution, Maxygen also intends

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com to delist its common stock from the NASDAQ Global Market, close its stock transfer books, discontinue recording transfers of shares of its stock, and seek relief from certain of its reporting obligations under the Securities Exchange Act of 1934, as amended.

Maxygen currently estimates that it will initially reserve between $9.0 million and $10.4 million which will be used to pay all operating expenses, as well as other known, non-contingent liabilities. This estimate consists of the following components: (a) $5.5 million to $6.7 million for operating expenses from April 1, 2013 through the dissolution and wind-down process, (b) $1.4 million for severance related obligations, (c) $1.1 million to $1.3 million for the settlement of outstanding contingent performance unit awards, and (d) $1.0 million related to prior cash distributions payable to holders of unvested restricted stock awards. In addition, the Company estimates that it will initially maintain a reserve for any contingent and unknown liabilities, as required by Delaware law, of $2.5 million.

As noted above, based on this estimated reserve, Maxygen currently estimates that the aggregate amount of the initial liquidating distribution to shareholders will be between $68.2 million and $69.6 million, or between $2.45 and $2.50 per share, based on 27,792,520 shares of common stock outstanding as of May 31, 2013, provided that the Board may adjust such amount at a later date to ensure there is cash remaining to satisfy any potential liabilities. Maxygen expects to make the initial liquidating distribution in connection with the filing of the certificate of dissolution, or as promptly thereafter as practicable. The company currently anticipates that the shareholder meeting to approve the plan of dissolution and the payment of the initial liquidating distribution to shareholders will occur in the third quarter of this year, although either event could be delayed based on various factors. Additional liquidating distributions, which could total as much as approximately $0.09 per share, will be made as the required contingency reserves may be released over time.

The amount distributable to shareholders, however, may vary substantially from the amount estimated above based on a number of factors, including the resolution of outstanding known and contingent liabilities, the possible assertion of claims that are currently unknown to the company and costs incurred to wind down the company’s business. The Board of Directors, in consultation with its advisors, has evaluated the company’s known and potential contingent liabilities, as well as other matters, in order to make a determination about reasonable amounts to reserve, which is reflected in the estimated reserve described above. Delaware law requires that the company’s Board of Directors make reasonable provision for contingent and unknown obligations in connection with a dissolution and liquidation of the company, which requires that a portion of the company’s assets be reserved until the resolution of such matters. Further, if additional amounts are ultimately determined to be necessary to satisfy any of these obligations, shareholders may receive substantially less than the current estimates.

If, prior to its dissolution, Maxygen receives an offer for a transaction that will, in the view of the Board, provide superior value to shareholders compared to the value of the estimated distributions

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com under the plan of dissolution, taking into account all factors that could affect valuation, including timing and certainty of payment and closing, proposed terms and other factors, the plan of dissolution could be abandoned in favor of such a transaction.

Important Additional Information will be filed with the SEC

This press release is for informational purposes only. It is not a solicitation of a proxy. In connection with the plan of dissolution, Maxygen intends to file with the SEC a proxy statement and other relevant materials. MAXYGEN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF DISSOLUTION. Shareholders may obtain a free copy of the proxy statement and the other relevant materials (when they become available), and any other documents filed by the company with the SEC, at the SEC’s web site at http://www.sec.gov. In addition, Maxygen will make available or mail a copy of the definitive proxy statement to shareholders of record on the record date when it becomes available. A free copy of the proxy statement, when it becomes available, and other documents filed with the SEC by Maxygen may also be obtained by directing a written request to: Maxygen, Inc., Attn: Secretary, 411 Borel Avenue, Suite 616, San Mateo, CA 94402, or by accessing the “Investor Relations” section of Maxygen’s website at www.maxygen.com. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the plan of dissolution.

About Maxygen

Maxygen is a biotechnology company that has historically focused on the discovery and development of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to obtain shareholder approval of the proposed plan of liquidation and dissolution, the company’s ability to accurately estimate the amounts required to pay all operating expenses, as well as other known, non-contingent liabilities, from April 1, 2013 through the dissolution and wind-down process, the company’s ability to settle, make reasonable provision for or otherwise resolve its liabilities and obligations, including

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com the establishment of an adequate contingency reserve; the precise nature, amount and timing of any distributions to shareholders; the possibility that any distributions to shareholders, including the proposed initial distribution could be diminished and/or delayed by, among other things, sales of our assets, claim settlements with creditors, unexpected or greater than expected expenses; the possibility that distributions to shareholders may take several years to complete; the possibility that the company’s Board of Directors could elect to abandon or delay implementation of the plan of liquidation and dissolution; the possibility that the company’s shareholders could be liable to company creditors in the event Maxygen fails to create an adequate contingency reserve to satisfy claims against the company; the expectation that the shareholder meeting to approve the dissolution and the payment of the initial liquidating distribution will occur in the third quarter of 2013; and other statements contained in this press release regarding matters that are not historical facts. Additional risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2012, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

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Contact:

Adriann Poat

adriann.poat@maxygen.com

650.241.2303